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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
EXCO RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

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Filed by EXCO Resources, Inc. Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

EXCO RESOURCES, INC. ANNOUNCES RECEIPT FROM MILLER GROUP OF IMPROVED PRICE FOR SALE OF COMPANY AND COMMENCEMENT OF NEGOTIATIONS OF DEFINITIVE MERGER AGREEMENT

        Dallas, Texas, December 30, 2002—EXCO Resources, Inc. ("EXCO") announced today that the Special Committee of its Board of Directors, which was established in August 2002 to consider proposals for the acquisition of the company, had received a revised proposal for the acquisition of the company by the management group led by the company's Chairman, Douglas Miller. It was the receipt on August 6, 2002 of Mr. Miller's proposal to form a group and acquire all the outstanding common stock and preferred stock not owned by the group that led to the formation of the Special Committee. The initial proposal provided generally for a cash price for common stock of $17 per share and a cash price for preferred stock of $17 per share, adjusted for unpaid dividends.

        The new letter essentially revised the initial proposal to increase the consideration for the common stock to $18 per share and the consideration for the preferred stock to between $18.00 per share and $18.525 per share, depending on the date of closing.

        Since its formation in August, the Special Committee, through its financial advisor, Merrill Lynch & Co., has contacted numerous potential acquirers, soliciting alternatives to Mr. Miller's initial proposal that would maximize shareholder value. Based on the results of that process and consideration of the revised proposal, the Special Committee is commencing negotiations with the Miller group toward a definitive merger agreement based on the per share prices included in the new letter. While there is no assurance that the parties will reach a definitive agreement, the company currently expects such negotiations to be completed by the end of January. The execution of the definitive agreement is subject to, among other things, completion of due diligence by the parties providing financing for the acquisition and the confirmation of the financing arrangements.

        Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO's President, Ted Eubank, at EXCO's headquarters, 6500 Greenville Avenue, Suite 600,LB 17, Dallas, Texas 75206, telephone number (214) 368-2084.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of the company. There can be no assurance that the proposed transaction described in this press release will be accepted by the company in its proposed form or any revised form or, that even if accepted, that the transaction will close.

        In the event that the proposed transaction is accepted by the company, the acquiring person or entity and the company will be required to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission. Investors and security holders are advised to read all such filings regarding the proposed transaction, when and if the transaction proceeds and such filings are made, because they will contain important information. Investors and security holders may obtain free copies of any such filings (when and if they become available) and other documents filed by the company with the SEC at the SEC's web-site at www.sec.gov. Information concerning any participants in any solicitation of the company's shareholders that is made in connection with the proposed transaction will be disclosed when available.

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EXCO RESOURCES, INC. ANNOUNCES RECEIPT FROM MILLER GROUP OF IMPROVED PRICE FOR SALE OF COMPANY AND COMMENCEMENT OF NEGOTIATIONS OF DEFINITIVE MERGER AGREEMENT